Exhibit 10.1

AMENDMENT NUMBER EIGHTEEN TO CREDIT AGREEMENT
THIS AMENDMENT NUMBER EIGHTEEN TO CREDIT AGREEMENT (this "Amendment"), dated as of September [29], 2016, is entered into by and among the lenders identified on the signature pages hereof (such Lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a "Lender" and, collectively, as the "Lenders"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association ("Wells Fargo"), as administrative agent for each member of the Lender Group and the Bank Product Providers (as such terms are defined in the below referenced Credit Agreement) (in such capacity, together with its successors and assigns in such capacity, "Agent"), ERICKSON INCORPORATED (formerly known as Erickson Air-Crane Incorporated), a Delaware corporation ("EAC"), ERICKSON HELICOPTERS, INC. (formerly known as Evergreen Helicopters, Inc.), an Oregon corporation ("Helicopters") (Helicopters, together with EAC, are referred to hereinafter each individually as a "Borrower", and individually and collectively, jointly and severally, as the "Borrowers"), the Subsidiaries of Borrowers identified on the signature pages hereof (such Subsidiaries are referred to hereinafter each individual as a "Guarantor", and individually and collectively, jointly and severally, as the "Guarantors"), and in light of the following:
WITNESSETH
WHEREAS, Lenders, Agent, Wells Fargo, as lead arranger, book runner, syndication agent, and documentation agent, and Borrowers are parties to that certain Credit Agreement, dated as of May 2, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the "Credit Agreement");
WHEREAS, Borrowers have requested that Agent and Lenders make certain amendments to the Credit Agreement; and
WHEREAS, upon the terms and conditions set forth herein, Agent and Required Lenders are willing to accommodate Borrowers' requests.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Defined Terms. All initially capitalized terms used herein (including the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Credit Agreement (including Schedule 1.1 thereto), as amended hereby.

2.Amendments to Credit Agreement. Subject to the satisfaction (or waiver in writing by Agent) of the conditions precedent set forth in Section 4 hereof, the Credit Agreement is hereby amended as follows:
(a)Clause (c) of Article 7 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(c)    Excess Availability. Borrowers shall have Excess Availability at all times of at least (i) as of any date of determination during the period from July 25, 2016 through and including August 29, 2016, $10,000,000, (ii) as of any date of determination during the period from August 30, 2016 through and including October 6, 2016, $13,000,000, (iii) as of any date of determination during the period from October 7, 2016 through and including October 13, 2016, $17,500,000, and (iv) as of any date of determination during the period from October 14, 2016 through and including December 31, 2016, $20,000,000.
(b)Schedule 1.1 to the Credit Agreement is hereby amended by inserting the following new definitions therein in the appropriate alphabetical order:

"Eighteenth Amendment" means that certain Amendment Number Eighteen dated as of September [29], 2016 (and effective as of the Eighteenth Amendment Effective Date) among Agent, the Lenders party thereto, Borrowers, and the Guarantors party thereto.
"Eighteenth Amendment Effective Date" shall have the meaning assigned thereto in the Eighteenth Amendment.
"Financial Advisor" means Alvarez & Marsal North America, LLC or such other firm of nationally recognized standing with expertise in financial advisory matters as is acceptable to Agent in its reasonable discretion and that has been retained by Borrowers in accordance with the terms specified in that certain amendment fee letter, dated as of April 29, 2016, by and among Borrowers and Agent (the "Amendment Number Nine Fee Letter").
(c)The definition of "Permitted Dispositions" set forth in Schedule 1.1 to the Credit Agreement is hereby amended by inserting "with the prior written consent of Required Lenders after the Eighteenth Amendment Effective Date," at the beginning of each of clauses (a), (i), and (t) of such definition.

3.Budget Compliance and Weekly Reconciliation.

(a)Following the Eighteenth Amendment Effective Date, except as otherwise approved by Agent in its Permitted Discretion, Borrowers shall not:

(i)as of October 1, 2016, permit (A) the actual aggregate disbursements for the prior week to exceed the aggregate amount of disbursements set forth in the 13-week cash flow forecast model delivered pursuant to clause (a) of Schedule 5.2 to the Credit Agreement (the "Budget") for the prior week by more than thirty percent (30%) of budgeted disbursements for such week or (B) the actual aggregate collections for the prior week to be less than the aggregate amount of collections set forth in the Budget for such week by more than thirty-five percent (35%) of budgeted collections for such week;

(ii)as of October 8, 2016, permit (A) the actual aggregate disbursements for the prior two (2) week period to exceed the aggregate amount of disbursements set forth in the Budget for such two-week period by more than twenty-five percent (25%) of budgeted disbursements for such two (2) week period or (B) the actual aggregate collections for such two (2) week period to be less than the aggregate amount of collections set forth in the Budget for such two (2) week period by more than twenty-five percent (25%) of budgeted collections for such period;

(iii)as of October 15, 2016, permit (A) the actual aggregate disbursements for the prior three (3) week period to exceed the aggregate amount of disbursements set forth in the Budget for such three-week period by more than fifteen percent (15%) of budgeted disbursements for such three (3) week period or (B) the actual aggregate collections for such three (3) week period to be less than the aggregate amount of collections set forth in the Budget for such three (3) week period by more than twenty percent (20%) of budgeted collections for such period;

(iv)as of October 22, 2016, and as of each Saturday thereafter, permit (A) the actual aggregate disbursements for the prior four (4) week period to exceed the aggregate amount of disbursements set forth in the Budget for such four (4) week period by more than ten percent (10%) of budgeted disbursements for such four (4) week period or (B) the actual aggregate collections for such four (4) week period to be less than the aggregate amount of collections set forth in the Budget for such four (4) week period by more than fifteen percent (15%) of budgeted collections for such period;

(b)Borrowers shall furnish to Agent on Wednesday of each week following the Amendment Number Eighteen Effective Date a detailed report, in form and substance satisfactory to Agent ("Weekly Reconciliation Report"), that (i) updates the Budget from the prior week to add an additional week to the Budget, (ii) reconciles Borrowers' actual performance for the week ended the preceding Friday with Borrowers' projected performance pursuant to the previous week's Budget, which report shall include, without limitation, a detailed calculation of the variances between Borrowers' actual and projected collections, disbursements, and revenues, and (iii) includes a report from Borrowers' Financial Advisor (prepared in consultation with Borrowers' management) setting forth detailed explanations for variances in actual results as compared to forecasted performance under the Budget.

4.Conditions Precedent to Amendment. The satisfaction (or waiver in writing by Agent) of each of the following shall constitute conditions precedent to the effectiveness of the Amendment (such date being the "Eighteenth Amendment Effective Date"):

(a)the Eighteenth Amendment Effective Date shall occur on or prior to September [29], 2016.

(b)Agent shall have received this Amendment, duly executed by the parties hereto, and the same shall be in full force and effect.

(c)Agent shall have received an amendment fee letter, dated as of the date hereof, by and among Agent and Borrowers, in form and substance satisfactory to Agent, duly executed and delivered by the parties thereto.

(d)the representations and warranties herein and in the Credit Agreement and the other Loan Documents as amended hereby shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects as of such earlier date).

(e)no Default or Event of Default shall have occurred and be continuing or shall result from the consummation of the transactions contemplated herein.

(f)No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against any Loan Party, Agent, or any Lender.
(g)Borrowers shall pay concurrently with the closing of the transactions evidenced by this Amendment, all fees, costs, expenses and taxes then payable pursuant to the Credit Agreement and Section 6 of this Amendment.

(h)All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

5.Representations and Warranties. Each Loan Party hereby represents and warrants to Agent and the Lenders as follows:

(a)It (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Amendment and the other Loan Documents to which it is a party and to carry out the transactions contemplated hereby and thereby.

(b)The execution, delivery, and performance by it of this Amendment and the other Loan Documents to which it is a party (i) have been duly authorized by all necessary action on the part of such Loan Party and (ii) do not and will not (A) violate any material provision of federal, state, or local law or regulation applicable to such Loan Party, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on such Loan Party, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of such Loan Party except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of such Loan Party, other than Permitted Liens, (D) require any approval of such Loan Party's interest holders or any approval or consent of any Person under any Material Contract of such Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect, or (E) require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation in connection with this Amendment.

(c)This Amendment has been duly executed and delivered by each Loan Party. This Amendment and each Loan Document to which such Loan Party is a party is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

(d)No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein has been issued and remains in force by any Governmental Authority against any Loan Party, Agent or any Lender.

(e)No Default or Event of Default has occurred and is continuing as of the date of the effectiveness of this Amendment, and no condition exists which constitutes a Default or an Event of Default.

(f)The representations and warranties in the Credit Agreement and the other Loan Documents as amended hereby are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects as of such earlier date).

6.Payment of Costs and Fees. Borrowers agree to pay all out-of-pocket costs and expenses of Agent (including, without limitation, the reasonable fees and disbursements of outside counsel to Agent) in connection with the preparation, negotiation, execution and delivery of this Amendment and any documents and instruments relating hereto.

7.Release.

(a)Each Loan Party hereby acknowledges and agrees that the Obligations under the Credit Agreement and the other Loan Documents are payable pursuant to the Credit Agreement and the other Loan Documents as modified hereby without defense, offset, withholding, counterclaim, or deduction of any kind.

(b)Effective on the date hereof, each Loan Party, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby waives, releases, remises and forever discharges each member of the Lender Group, each Bank Product Provider, and each of their respective Affiliates, and each of their respective successors in title, past, present and future officers, directors, employees, limited partners, general partners, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals and all other persons and entities to whom any member of the Lenders would be liable if such persons or entities were found to be liable to such Loan Party (each a "Releasee" and collectively, the "Releasees"), from any and all past, present and future claims, suits, liens, lawsuits, adverse consequences, amounts paid in settlement, debts, deficiencies, diminution in value, disbursements, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, whether based in equity, law, contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (each a "Claim" and collectively, the "Claims"), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, matured or unmatured, foreseen or unforeseen, past or present, liquidated or unliquidated, suspected or unsuspected, which such Loan Party ever had from the beginning of the world to the date hereof, or now has, against any such Releasee which relates, directly or indirectly to the Credit Agreement, any other Loan Document, or to any acts or omissions of any such Releasee with respect to the Credit Agreement or any other Loan Document, or to the lender-borrower relationship evidenced by the Loan Documents, except for the duties and obligations set forth in any of the Loan Documents or in this Amendment. As to each and every Claim released hereunder, each Loan Party hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."
As to each and every Claim released hereunder, each Loan Party also waives the benefit of each other similar provision of applicable federal or state law (including without limitation the laws of the state of California), if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.
Each Loan Party each acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such Claims and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
(c)Each Loan Party, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by such Person pursuant to the above release, If any Loan Party or any of its respective successors, assigns, or officers, directors, employees, agents or attorneys, or any Person acting for or on behalf of, or claiming through it violate the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by such Releasee as a result of such violation.

8.Choice of Law and Venue; Jury Trial Waiver; Judicial Reference. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

9.Amendments. This Amendment cannot be altered, amended, changed or modified in any respect or particular unless each such alteration, amendment, change or modification is made in accordance with the terms and provisions of Section 14.1 of the Credit Agreement.

10.Counterpart Execution. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or other electronic method of transmission shall be equally effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by facsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

11.Effect on Loan Documents.

(a)The Credit Agreement, as amended hereby, and each of the other Loan Documents, as amended as of the date hereof, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a waiver of, consent to, or a modification or amendment of, any right, power, or remedy of Agent or any Lender under the Credit Agreement or any other Loan Document. Except for the amendments to the Credit Agreement expressly set forth herein, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect.

(b)Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "herein", "hereof" or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to "the Credit Agreement", "thereunder", "therein", "thereof' or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.
(c)To the extent that any of the terms and conditions in any of the Loan Documents shall contradict or be in conflict with any of the terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

(d)This Amendment is a Loan Document.

(e)Unless the context of this Amendment clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or". The words "hereof', "herein", "hereby", "hereunder", and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein to any Person shall be construed to include such Person's successors and assigns.

12.Entire Agreement. This Amendment, and the terms and provisions hereof, the Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

13.Reaffirmation of Obligations. Each Loan Party hereby reaffirms its obligations under each Loan Document to which it is a party. Each Loan Party hereby further ratifies and reaffirms the validity and enforceability of all of the Liens and security interests heretofore granted, pursuant to and in connection with the Guaranty and Security Agreement, the Aircraft and Engine Security Agreement, or any other Loan Document, to Agent, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and acknowledges that all of such Liens and security interests, and all collateral heretofore pledged as security for such obligations, continue to be and remain collateral for such obligations from and after the date hereof. Each Loan Party hereby further does grant to Agent, for the benefit of each member of the Lender Group and the Bank Product Providers, a perfected security interest in the Collateral (as defined in the Guaranty and Security Agreement) and the Collateral (as defined in the Aircraft and Engine Security Agreement) in order to secure all of its present and future obligations under the Loan Documents.

14.Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

15.Guarantors. Each of the undersigned Guarantors consent to the amendments to the Loan Documents contained herein. Although the undersigned Guarantors have been informed of the matters set forth herein and have consented to same, each Guarantor understands that no member of the Lender Group has any obligation to inform it of such matters in the future or to seek its acknowledgement or agreement to future consents, waivers, or amendments related to the Credit Agreement, and nothing herein shall create such a duty.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

ERICKSON INCORPORATED (formerly known as Erickson Air-Crane Incorporated), a Delaware corporation By: /s/ Jeffrey Roberts Name: Jeffrey Roberts Title: CEO, President

EAC ACQUISITION CORPORATION, a Delaware corporation By: /s/ Jeffrey Roberts Name: Jeffrey Roberts Title: CEO, President

ERICKSON HELICOPTERS, INC. (formerly known as. Evergreen Helicopters, Inc.), an Oregon corporation By: /s/ Jeffrey Roberts Name: Jeffrey Roberts Title: President

ERICKSON TRANSPORT, INC. (formerly known as Evergreen Helicopters of Alaska, Inc.), an Alaska. corporation By: /s/ Jeffrey Roberts Name: Jeffrey Roberts Title: President

EVERGREEN HELICOPTERS INTERNATIONAL, INC., a Texas corporation By: /s/ Jeffrey Roberts Name: Jeffrey Roberts Title: CEO, President

EVERGREEN EQUITY, INC., a Nevada corporation By: /s/ Jeffrey Roberts Name: Jeffrey Roberts Title: CEO, President

EVERGREEN UNMANNED SYSTEMS, INC., a Delaware corporation By: /s/ Jeffrey Roberts Name: Jeffrey Roberts Title: CEO, President

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent, Lead Arranger, Book Runner, Syndication Agent, Documentation Agent, and a Lender

By: /s/ Brandi Whittington
Name: Brandi Whittington
Title: VP, Authorized Signatory

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender By: /s/ Peter Cucchiara Name: Peter Cucchiara Title: Vice President

By: /s/ Kirk L. Tashjian Name: Kirk L. Tashjian Title: Director

HSBC BANK USA NA, as a Lender By: /s/ Eric Dettmer Name: Eric Dettmer Title: Vice President